Exhibit 99.1

NEWS RELEASE

Catalyst Biosciences Reports Third Quarter 2016 Financial Results and Provides Corporate Update

-- Subcutaneous Phase 1/2 Proof-of-Concept Clinical Trial of High Potency Factor IX

CB 2679d/ISU304 in individuals with Hemophilia B to Commence in the First Quarter of 2017 --

-- Subcutaneous Prophylaxis Clinical Trial of Next-Generation Coagulation Factor VIIa Variant marzeptacog alfa (activated) (formerly CB 813d) in individuals with Hemophilia A or B and an Inhibitor to Commence in 2017 --

-- Sale of Additional Neuronal Nicotinic Receptor Asset Earns Company $750,000 Up-Front Payment --

SOUTH SAN FRANCISCO, Calif. – November 3, 2016 – Catalyst Biosciences, Inc. (NASDAQ: CBIO), a clinical-stage biopharmaceutical company focused on developing novel medicines to address hematology indications, today announced financial results for the third quarter ended September 30, 2016.

“During the third quarter, we refocused the Company on developing our highly potent next-generation Factor VIIa and IX programs using subcutaneous dosing. We and our collaborator ISU Abxis of South Korea remain on track to initiate a Phase 1/2 clinical trial for our next-generation Factor IX CB 2679d/ISU304 in the first quarter of 2017,” said Nassim Usman, Ph.D., Catalyst’s President and Chief Executive Officer. “Since all currently approved hemophilia drugs are infused intravenously, they have significant limitations regarding convenient dosing and the ability to maintain suitable levels of factor activity. We believe that a subcutaneously injected therapy that consistently maintains high factor levels may provide a simpler dosing method and improved long-term clinical outcomes for patients.”

Recent Highlights

•	Refocused the Company on development stage programs Factor VIIa and IX to provide convenient subcutaneous prophylaxis to individuals with hemophilia.
•	Demonstrated the feasibility of subcutaneous dosing of Factor IX CB 2679d/ISU304 and marzeptacog alfa (activated) in multiple hemophilia animal models.
•

Entered into a definitive sales agreement to sell an additional neuronal nicotinic receptor (“NNR”) asset that represents a portion of the NNR assets that were under development by Targacept prior to its 2015 merger with Catalyst; earned a $750,000 upfront payment and the potential for future milestones and royalties.

Exhibit 99.1

NEWS RELEASE

Anticipated Milestones

•	CB 2679d/ISU304, the Company’s high potency Factor IX for hemophilia B, is expected to enter a Phase 1/2 proof of concept subcutaneous trial in the first quarter of 2017.
–	The trial will be conducted by Catalyst’s collaborator, ISU Abxis (KOSDAQ: 086890) in South Korea.
•

Marzeptacog alfa (activated), the Company’s next-generation coagulation Factor VIIa variant, for individuals with hemophilia A or B and an inhibitor, is expected to enter a subcutaneous efficacy of prophylaxis trial in 2017.

Financial Results for the Third Quarter Ended September 30, 2016

•	Contract revenue for the three months ended September 30, 2016 and 2015 was $0.1 million.
•

Research and development expense for the three months ended September 30, 2016 was $3.4 million, compared to $1.5 million for the prior year period. The increase was due primarily to increased manufacturing expenses for marzeptacog alfa (activated), personnel costs related to the Company’s September 2016 reduction in workforce and an increase in lab supply costs and costs related to preclinical third-party R&D service contracts.

•

General and administrative expense for the three months ended September 30, 2016 was $2.4 million, compared to $2.5 million for the prior year period. The decrease was due primarily to a decrease in the cost of professional services.

•

Interest and other income for the three months ended September 30, 2016 was $0.9 million, compared to $0.3 million for the comparable period in the prior year. The increase was due primarily to the gain related to the sale of NNR assets.

•

Net loss for the three months ended September 30, 2016 was $4.8 million, or ($0.40) per basic and diluted share, compared to $5.1 million, or ($0.93) per basic and diluted share for the prior year period.

•

Cash, cash equivalents and short-term investments as of September 30, 2016 were $19.5 million. The Company believes that its existing capital resources will be sufficient to meet its projected operating requirements for at least the next 12 months.

About Catalyst Biosciences
Catalyst is a clinical-stage biopharmaceutical company focused on developing novel medicines to address hematology indications. Catalyst is focused on the field of hemostasis, including the subcutaneous prophylaxis of hemophilia and facilitating surgery in individuals with hemophilia. Catalyst’s most advanced program is an improved next-generation coagulation Factor VIIa variant, marzeptacog alfa (activated), that has successfully completed an intravenous Phase 1 clinical trial in individuals with severe hemophilia A or B. Catalyst is also developing a next-generation Factor IX variant, CB 2679d/ISU304, that is in advanced preclinical development. For more information, please visit www.catalystbiosciences.com.

Exhibit 99.1

NEWS RELEASE

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statement of historical facts, included in this press release regarding our strategy, future operations, and plans are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Catalyst’s clinical trial timelines, including the anticipated initiation of a Phase 1/2 clinical trial  for Factor IX CB 2679d/ISU304 in the first quarter of 2017 and the entry of marzeptacog alfa (activated) into a subcutaneous efficacy of prophylaxis trial in 2017, the potential uses and benefits of subcutaneously dosed marzeptacog alfa (activated) and CB 2679d/ISU304, and the Company’s belief regarding sufficiency of its existing capital resources to meet its projected operating requirements for at least the next 12 months. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Catalyst makes, including, but not limited to, the risk that trials and studies may be delayed and may not have satisfactory outcomes, that potential adverse effects may arise from the testing or use of Catalyst’s products, the risk that costs required to develop or manufacture Catalyst’s products will be higher than anticipated, competition and other factors that affect our ability to successfully develop and commercialize our product candidates described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. Catalyst does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts:
Investors:	Media:
Fletcher Payne, CFO	Denise Powell
Catalyst Biosciences, Inc.	Red House Consulting, LLC
+1.650.871.0761	+1.510.703.9491
investors@catbio.com	denise@redhousecomms.com

Exhibit 99.1

NEWS RELEASE

Catalyst Biosciences, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,317	$29,096
Short-term investments	10,208	3,402
Restricted cash	29,719	33,794
Deposits	5	133
Accounts receivable	101	492
Prepaid and other current assets	1,425	1,781
Total current assets	50,775	68,698
Restricted cash, noncurrent	125	125
Property and equipment, net	716	698
Total assets	$51,616	$69,521
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$529	$939
Accrued compensation	682	926
Other accrued liabilities	652	535
Deferred revenue, current portion	401	438
Deferred rent, current portion	35	19
Redeemable convertible notes	29,667	33,743
Derivative liability	28	1,156
Total current liabilities	31,994	37,756
Deferred revenue, noncurrent portion	—	292
Deferred rent, noncurrent portion	18	48
Total liabilities	32,012	38,096
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares and 0 shares authorized and outstanding at September 30, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized at September 30, 2016 and December 31, 2015; 11,935,981 and 11,430,085 shares issued and outstanding at September 30, 2016 and December 31, 2015	12	11
Additional paid-in capital	163,820	162,450
Accumulated other comprehensive income	4	1
Accumulated deficit	(144,232)	(131,037)
Total stockholders’ equity	19,604	31,425
Total liabilities and stockholders’ equity	$51,616	$69,521

Exhibit 99.1

NEWS RELEASE

Catalyst Biosciences, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Contract revenue	$109	$109	$328	$1,641
Operating expenses:
Research and development	3,396	1,486	8,443	4,192
General and administrative	2,425	2,508	7,083	6,567
Total operating expenses	5,821	3,994	15,526	10,759
Loss from operations	(5,712)	(3,885)	(15,198)	(9,118)
Interest and other income, net	941	273	2,003	964
Interest Expense	—	(1,439)	—	(1,478)
Net loss	$(4,771)	$(5,051)	$(13,195)	$(9,632)
Net loss per common share, basic and diluted	$(0.40)	$(0.93)	$(1.14)	$(4.65)
Shares used to compute net loss per common share, basic and diluted	11,846,947	5,410,864	11,575,701	2,071,161